EXHIBIT 99.1

                       PRESS RELEASE DATED MARCH 12, 2001

TRIANGLE PHARMACEUTICALS, INC. ANNOUNCES CLOSING OF $46.2 MILLION COMMON STOCK SALE AND $12.0 MILLION PREFERRED STOCK SALE

DURHAM, N.C., MARCH 12, 2001 - Triangle Pharmaceuticals, Inc. (Nasdaq: VIRS) today announced that it has completed two separate private placements with aggregate gross proceeds totaling $58.2 million.

In the first transaction, the Company closed a private placement of 7.7 million shares of common stock to a small number of qualified institutional buyers and large institutional accredited investors. The financing, previously announced in a press release dated January 31, 2001, provided gross proceeds of $46.2 million.

Abbott Laboratories, Triangle's collaborative partner, purchased 1.3 million shares in this private placement.

In a separate transaction, the Company announced that on March 9, 2001 it closed the sale of 200,000 shares of Series B preferred stock to a small number of qualified institutional buyers and large institutional accredited investors. Gross proceeds totaled $12.0 million. Each share of preferred stock will convert into ten shares of common stock at a per share price of $6.00 upon the earlier of receipt of stockholder approval or March 9, 2002. If the conversion of preferred shares has not occurred by August 15, 2001, the holders of preferred stock will receive a dividend of $5.00 per preferred share payable on the conversion of the preferred stock into common stock. The dividend will be payable, at the Company's option, in cash or common stock. The Company will file a registration statement with the Securities and Exchange Commission relating to the sale of the underlying common stock within 30 days of the conversion date and receipt of certain information from the holders.

Commenting on the transactions, Dr. David Barry, CEO of Triangle, said, "Despite difficult market conditions, we are pleased at the confidence expressed by these investors in our company. These additional funds should enable us to continue the development of our drug candidate portfolio at the currently anticipated pace."

Banc of America Securities LLC served as placement agent for both transactions.

Triangle Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the development of new antiviral drug candidates, with a particular focus on therapies for the human immunodeficiency virus (HIV), including the acquired immunodeficiency syndrome (AIDS), the hepatitis B virus (HBV) and hepatitis C virus (HCV). Triangle's proprietary drug candidates under development for HIV and/or HBV include Coviracil(R) (emtricitabine), Coactinon(R) (emivirine), amdoxovir (formerly DAPD), clevudine (formerly L-FMAU) and mozenavir dimesylate (formerly DMP-450). Triangle is also developing immunotherapies for HIV, HBV and HCV in collaboration with Dynavax Technologies Corporation (Dynavax) utilizing Dynavax' immunostimulatory sequence (ISS) technology. More information about Triangle's portfolio, management and product development strategy is available on Triangle's website at: http://www.tripharm.com.

Statements in this press release that are not historical facts are forward-looking statements and are subject to numerous risks and uncertainties, including the risk that the Company could fail to successfully complete pivotal clinical trials or that such trials could be halted or terminated by regulatory authorities, that the results from studies involving Coviracil and Coactinon may not be sufficient to support a regulatory submission, the Company's future capital needs, whether the funds from the private placements will enable the Company to continue development of its drug candidate portfolio at the anticipated rate, the inability to commercialize Coviracil, amdoxovir and ISS-based therapies due to patent rights held by third parties, the Company's ability to obtain additional funding (including contingent contractual milestone payments), patent protection and required regulatory approvals for its drug candidates, the development of competitive products by others, the cost of coactive therapy, the Company's success in identifying new drug candidates, acquiring rights to the candidates on favorable terms and developing any candidates to which the Company acquires any rights, that the Company's collaborations with third parties may not prove successful and these and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those predicted in this press release. The Company disclaims any obligations to update any forward-looking statements in this press release.

Contact:

Robin Fastenau
Director of Investor Relations
Triangle Pharmaceuticals, Inc.
(919)493-5980

Robert Amundsen, Jr.
Executive VP, Chief Financial Officer
Triangle Pharmaceuticals, Inc.
(919) 493-5980